EXHIBIT 99.1

FROM:  Blackhawk Bancorp, Inc.
        400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:    Todd J. James - Executive Vice President and CFO
Phone:      608-364-8911
Fax:        608-364-1500

                  BLACKHAWK BANCORP, INC. REPORTS 39% INCREASE
                           IN 2002 EARNINGS PER SHARE

     Beloit, WI February 21, 2003 - Blackhawk Bancorp, Inc. reported diluted earnings per share of $0.07 for the fourth quarter of 2002 compared to a loss of $.01 per share in the fourth quarter of 2001. For the full year ended December 31, 2002 diluted earnings per share were $0.50, a 39% increase from $0.36 per share in 2001.

     Net income for the fourth quarter was $187,000 compared to a net loss of $12,000 in the fourth quarter of 2001. Blackhawk's net income for the full year was $1,236,000, a 43% increase from $864,000 in 2001.

     The 2002 fourth quarter earnings included a $271,000 charge to write off a receivable related to a breach of contract claim against a former provider of data processing services. Blackhawk had sought to recover losses sustained from a 1998 processing error in which Blackhawk's check clearing account was improperly debited for $541,000. While a final judgment in the case has not been made, a jury delivered a verdict on February 14, 2003 that the data processor did not breach its contract with Blackhawk.

     R. Richard Bastian, III, the company's President and Chief Executive Officer, said "We are, of course, disappointed in the jury decision. However," he emphasized, "we do not expect the short-term negative financial impact from this decision to detract from the significant progress we have made in improving performance at Blackhawk. In fact, we are pleased to show this level of improvement, despite the write-off, during a time of broad economic weakness in our primary markets." Bastian indicated that the management and organizational changes that have been made over the last year have helped the organization become more effective and competitive.

     He finds the turnaround in the company's residential real estate lending activities to be particularly noteworthy. "We spent the better part of the year re-tooling the entire department," said Bastian. "These efforts allowed us to show strong fourth quarter mortgage revenues."

     The net interest margin decreased to 3.67% for the fourth quarter of 2002 compared to 3.84% for the same period in 2001. Net interest income before the provision for loan losses for the fourth quarter of $2,686,000 is $25,000, or 1%, less than 2001. The decrease in the net interest margin compared to the fourth quarter of 2001 is primarily the result of a shift in the asset mix from loans to investments. The average balance of loans decreased by $21.6 million, or 10% to $194.1 million for the fourth quarter of 2002 compared to $215.7 million in 2001. The average balance of investment securities increased $35 million to $102.8 million for the fourth quarter of 2002 compared to $67.8 million in 2001.

     While the bank experienced decreases in a number of loan categories, the most significant decrease was in 1-4 family mortgage loans, where the average balance decreased by $15.1 million to $53.9 million compared to $69.0 million for the fourth quarter of 2001. This decrease is the result of the increased refinancing activity. The majority of 1-4 family mortgage loans originated in 2002 were sold in the secondary market.

     Total average deposits increased by $10.4 million, or 4.5% to $243.3 million for the fourth quarter of 2002 compared to $232.9 million for the fourth quarter of 2001. Of the $10.4 million increase in average deposits, $4.6 million was in non-interest bearing demand deposits, which increased 16% to $32.0 million compared to $27.5 million for the fourth quarter of 2001.

     The provision for loan losses of $321,000 for the quarter was $226,000, or 41% lower than the 2001 fourth quarter provision. For the year ended December 31, 2002 the provision for loan losses was $1,004,000, a $218,000, or 18% decrease from the 2001 provision of $1,222,000.

     "We have devoted much time and resources to improved credit quality," explained Bastian. The ratio of total non-performing loans to total loans was 1.37% at December 31, 2002 compared to 1.65% at September 30, 2002 and 1.51% at December 31, 2001.

     Non-interest income for the fourth quarter of 2002 increased $208,000, or 32% to $868,000 compared to $660,000 for the fourth quarter of 2001. The increase includes $91,000 of securities gains in 2002, with none in 2001. In addition, deposit service charge income increased $43,000, or 10.8% and gain on sale of mortgage loans increased $51,000, or 28.0%.

     "While the net interest margin has been squeezed due to the refinancing boom in 2002, we've realized increased income from the sale of mortgages to the secondary market," explained Bastian.

     Total operating expenses for the fourth quarter increased by $167,000, or 5.7% to $3,086,000 compared to $2,919,000 a year ago. The $271,000 write-off of the receivable related to the lawsuit and an increase of $126,000, or 9.7% in compensation expense were offset by decreases of $114,000, or 43% in professional fees and $46,000, or 37% in amortization of intangible assets.

     Fourth quarter 2001 results included $46,000, or approximately $0.02 per share of goodwill amortization. Amortization of goodwill was discontinued pursuant to SFAS No. 142, an accounting standard effective January 1, 2002. The year to date goodwill amortization was $187,000, or approximately $0.08 per share. No transition or impairment charge was required for the year.

     Blackhawk Bancorp, Inc. is the parent company of Blackhawk State Bank, which operates nine office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

     When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.